Exhibit 99.2
Abercrombie & Fitch
December 2005 Sales Release
Call Script
This is Tom Lennox, Vice President of Corporate Communications of Abercrombie & Fitch. The following is a summary of our sales results for the fiscal month ended December 31st, 2005.
Before I begin, I remind you that any forward-looking statements I may make are subject to the Safe Harbor Statement found in our SEC filings.
Net sales for the five-week period ended December 31st, 2005 were $525.9 million compared with $373.2 million last year, an increase of 41%. Comparable store sales for the five-week period increased 29% compared with the five-week period ended January 1st, 2005. Year-to-date sales were $2.600 billion versus $1.895 billion last year, an increase of 37%. Comparable store sales increased 25% for the year-to-date period.
December results were strong with our brands achieving excellent comparable store sales increases. The business performed extremely well throughout the month, driven by exceptional Christmas selling as well as from preview of our spring assortment.

Abercrombie & Fitch
December 2005 Sales Release
Call Script
In the Abercrombie & Fitch brand, comparable store sales increased 19%. Men’s comps increased by mid-teens, women’s comps increased by low-twenties. In men’s, polos, graphic T-shirts, and jeans were strong; while in women’s, comps in knit tops, fleece, jackets, sweaters and jeans performed strongest.
In the kids business, abercrombie, comparable store sales increased 59% versus last year. Boys comps increased by high-thirties, with girls increasing by mid-sixties. In boys, polos, jeans, graphic T-shirts and fleece performed well, in girls, knit tops, fleece, sweaters, jeans and graphic T-shirts performed well.
Hollister comparable store sales increased 36%, with dudes comps increasing by mid-thirties; strong classifications include polos, graphic T-shirts, and fleece. In bettys, comps increased by mid-thirties with knit tops, sweaters, fleece and personal care performing well.

Abercrombie & Fitch
December 2005 Sales Release
Call Script
Based on our year-to-date results, we now expect net income per share on a fully-diluted basis for fiscal 2005, including the previously reported non-recurring third quarter charge, to be in the range of $3.58 to $3.63. Excluding the previously reported non-recurring third quarter charge, we now expect net income per share on a fully-diluted basis for fiscal 2005 to be in the range of $3.67 to $3.72.
We will announce January sales on Thursday, February 2nd, 2006.
Thank you.

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